Exhibit 99.1

March 11, 2024

For immediate release

California Public Utilities Commission Adopts Decision on California Water Service’s 2021 General Rate Case and Infrastructure Improvement Plan

SAN JOSE, Calif. – The California Public Utilities Commission (CPUC) issued a decision on March 7, 2024 on the 2021 General Rate Case and Infrastructure Improvement Plan for California Water Service (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT). The decision marks the end of an extensive review of the utility’s water system improvement plans, costs, and rates.

The decision adopts a revised version of the alternate proposed decision issued January 24, 2024, and increases adopted revenues for 2023 by approximately $39.2 million, plus an inflation factor yet to be determined, retroactive to January 1, 2023. It also increases revenues by up to approximately $32.2 million for 2024 and $31.7 million for 2025, subject to the CPUC’s escalation earnings test and inflationary adjustments.

Importantly, the decision authorizes Cal Water to invest approximately $1.21 billion from 2021 through 2024 in water system infrastructure projects that are needed to continue providing safe, reliable water service to customers throughout California. This includes approximately $160 million of infrastructure projects that may be submitted for recovery via the CPUC’s advice letter process.

The CPUC’s decision approves a progressive rate design that is intended to provide budget stability while benefiting low-income and low-water-using customers by significantly decreasing the cost of the first units of water consumed and increasing the percentage of fixed costs that are recovered in the service charge.

“I am proud of our track record of prioritizing infrastructure projects that we believe are most critical to achieving our mission. From 2021 through 2023, we completed more than 85% of the projects previously approved by the CPUC, deferring the remaining projects in order to complete higher-priority projects such as wildfire hardening and water supply-reliability projects. In total, the Company spent nearly 100% of its approved capital budget. I’m pleased that the decision authorizes us to continue investing responsibly in our infrastructure,” said Chairman, President & Chief Executive Officer Martin A. Kropelnicki.

“I was most encouraged by the Commissioners’ comments acknowledging the need to improve the timeliness of their decisions, both those related to General Rate Cases and advice letter projects,” he said. “With this decision behind us, we will continue preparing our next General Rate Case and Infrastructure Improvement Plan, which we are scheduled to file in July 2024.”

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (PSLRA). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management's beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our document, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Cal Water’s expected increases in revenue in 2024 and 2025, intentions to seek recovery for capital expenditures and impacts of the CPUC’s decision on Cal Water’s 2021 General Rate Case. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable but are subject to uncertainty and risks. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other actions; changes in water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; changes in customer water use patterns and the effects of conservation; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies; the impact of market conditions and volatility on unrealized gains or losses on our operating results; risks associated with expanding our business and operations geographically; and other risks and unforeseen events described in our SEC filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as in our Annual 10-K, Quarterly 10-Q’s, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact

Shannon Dean

sdean@calwater.com

408-367-8243